Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FIRST QUARTER 2012 RESULTS

Company maintains 2012 earnings per share guidance in a range between

$1.30 and $1.40

TAMPA, May 1, 2012 — TECO Energy, Inc. (NYSE:TE) today reported first quarter 2012 net income of $50.5 million, or $0.24 per share, compared to $51.7 million, or $0.24 per share, in the first quarter of 2011.

TECO Energy President and CEO John Ramil said, “We are pleased to report earnings consistent with last year, despite the mildest winter in 40 years. We are seeing stronger customer growth at our Florida utilities, and the state and local economies are continuing to improve as demonstrated by increasing employment. We are also very pleased with the $4.00 per ton margin expansion that TECO Coal achieved this quarter from better selling prices for its specialty coals from contracts signed in 2011 when prices were stronger.”

Non-GAAP Results

There were no non-GAAP adjustments to net income in the first quarter of 2012 or 2011, or the 12-months-ended March 31, 2012.

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release for the 12 month ended 2011 period. Non-GAAP results exclude charges and gains contained in the Results Reconciliation table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons
	3 months ended March 31		12 months ended March 31
(millions)	2012	2011	2012	2011
Net income attributable to TECO Energy	$50.5	$51.7	$271.4	$234.9
Non-GAAP Results	$50.5	$51.7	$271.4	$254.3

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Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information	3 months ended March 31		12 months ended March 31
(in millions)
	2012	2011	2012	2011
Net Income (loss)
Tampa Electric	$31.4	$31.6	$202.5	$192.3
Peoples Gas System	11.0	14.7	28.9	30.9
TECO Coal	9.8	8.2	53.2	44.4
TECO Guatemala	6.6	6.3	22.6	37.6
Parent/other	(8.3)	(9.1)	(35.8)	(70.3)

Net income attributable to TECO Energy	$50.5	$51.7	$271.4	$234.9

Operating Company Results

All amounts included in the operating company and Parent/other results discussions are after tax, unless otherwise noted.

Tampa Electric

Net income for the first quarter was $31.4 million, compared to $31.6 million for the same period in 2011 reflecting slightly higher base revenues offset by higher depreciation expense. Energy sales were higher driven in part by higher industrial volumes. Residential sales were impacted by very mild winter weather in January and February offset by warmer than normal March weather, compared to 2011, when the weather was mild throughout the quarter.

Total heating and cooling degree days were 9% above normal in 2012 and 10% above 2011 levels, driven by warmer than normal March weather. The benefit of above-normal cooling degree days in March was partially offset by heating degree days approximately 50% below normal in the first quarter.

Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, increased 3.4% in the first quarter of 2012, compared to the same period in 2011. The first quarter energy sales shown on the statistical summary that accompanies this earnings release reflect the higher sales associated with the late December 2010 cold weather that were included in 2011 energy sales due to the timing of billing cycles, and year-to-year variations in the billing cycles. Higher sales to industrial-phosphate customers were driven by an outage on a phosphate customer’s own generating unit in the first quarter of 2012 and relocation of large electric-driven mining equipment to Tampa Electric’s system. Higher sales to commercial customers reflect improvements in the local economy, and lower sales to the weather-sensitive residential customers are a result of the mild winter weather.

Because the 3.4% increase in energy sales was driven primarily by higher sales to the lower margin interruptible customers, first quarter pretax base revenues were only $1.8 million higher than 2011, reflecting the effects of mild weather on the weather-sensitive residential and small commercial customers. The average number of customers increased 1.0% in the

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2012 first quarter as a result of improvements in the Florida economy and Tampa area housing market. First quarter 2012 customer growth was the strongest customer growth since the fourth quarter of 2007.

Operations and maintenance expense, excluding all Florida Public Service Commission-approved cost recovery clauses, was essentially unchanged in the first quarter of 2012, compared to the same period in 2011, reflecting lower bad-debt expense offset by higher other operating costs. Depreciation and amortization expense increased $1.5 million due to additions to facilities to serve customers.

Peoples Gas

Peoples Gas reported net income of $11.0 million for the first quarter, compared to $14.7 million in the same period in 2011. The significantly below normal heating degree days in January and February reduced sales to the weather-sensitive residential customers in the first quarter. In 2011, base revenues included a benefit due to the late December 2010 cold weather due to the timing of billing cycles. Quarterly results reflect a 0.9% higher average number of customers due to improvements in the Florida economy and housing markets. Total therm sales increased 12.4%, driven by a 54.1% increase in gas transported for power generation customers as low natural gas prices made it the more attractive fuel for power generation. This increase was partially offset by a 26.2% decrease in sales to weather-sensitive residential customers due to the very mild winter weather in 2012. Lower therm sales to commercial and industrial customers reflect outages at certain large customers partially offset by a previously idled customer returning to service. Off-system sales decreased in 2012 due to the mild winter weather. Non-fuel operations and maintenance expense increased slightly compared to 2011 levels due to higher outside services costs. Results also reflect slightly higher depreciation expense due to routine plant additions.

TECO Coal

TECO Coal reported first quarter net income of $9.8 million on sales of 1.4 million tons, compared to $8.2 million, on sales of 2.1 million tons in the same period of 2011. Results reflected an average net per-ton selling price, excluding transportation allowances, of almost $96 per ton, compared to more than $81 per ton in 2011.

In the first quarter of 2012, the all-in total per-ton cost of production was $87, compared to $76 per ton in the 2011 period. Costs in the first quarter reflect costs associated with idling a section of a mine and other costs associated with reducing production in January, and thus are at the high end of the 2012 cost range. Compared to 2011, costs also reflect higher surface mining costs due to increased diesel fuel usage as a result of trucking coal and overburden further due to the lack of new surface mine permits; higher royalty and severance fees, which are related to selling costs; and spreading fixed costs over fewer tons. TECO Coal’s effective income tax rate in the first quarter of 2012 was 24%, compared to 16% in the 2011 period.

TECO Guatemala

TECO Guatemala reported first quarter net income of $6.6 million in 2012, compared to $6.3 million in 2011. Results reflect lower contract and spot energy sales due to unit availability at the San José Power Station more than offset by higher power prices and lower operating expenses.

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Parent / Other

Parent/other cost in the first quarter was $8.3 million, compared to a cost of $9.1 million for the 2011 period. Results in 2012 reflect $0.7 million lower interest expense as a result of the 2011 debt retirement in May of that year.

2012 Guidance and Business Drivers

TECO Energy is maintaining its 2012 earnings per share guidance range between $1.30 and $1.40, excluding charges and gains, and its business drivers are discussed below.

Tampa Electric and Peoples Gas expect to earn within their respective allowed return ranges from customer growth in line with the trends experienced in 2011, and a continued focus on cost management. The guidance assumes normal weather for the remainder of the year for both utilities.

TECO Coal remains at the more than 90% contracted level for its expected 2012 sales of between 7.0 and 7.3 million tons. The average selling price across all products is expected to be more than $96 per ton, which reflects substantially all of the planned 2012 metallurgical sales contracted and priced. The product mix is expected to be about 50% specialty coal, which includes stoker, metallurgical and PCI coals, and the remainder utility steam coal. Metallurgical coal volumes are expected to be at, or slightly above, 2011 levels. The fully-loaded cost of production is expected to be in a range between $83 and $87 per ton. TECO Coal’s effective income tax rate is expected to be about 25% for the full year.

The guidance assumes normal operations for the Alborada Power Station in Guatemala. At the San José Power Station an extended steam turbine overhaul outage is planned, which will reduce energy sales primarily in the fourth quarter, and it is expected to reduce net income approximately $4 million compared to 2011.

The guidance is dependent on important variables, such as the continued economic and housing market recovery in Florida, weather and customer usage at the Florida utilities, and volumes and margins at TECO Coal.

Non-GAAP Presentation

In the first quarters of 2012 and 2011, there were no charges or gains that would cause non-GAAP results to differ from net income. For comparison to prior periods, management believes it is helpful to present a non-GAAP measure of performance, which reflects the ongoing operations of TECO Energy’s businesses and allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP results as a benchmark for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

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The non-GAAP results reported by the company are not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation	3 months ended		12 months ended
(millions)	March 31		March 31
	2012	2011	2012	2011
GAAP net income attributable to TECO Energy	$50.5	$51.7	$271.4	$234.9

Add debt retirement costs	—	—	—	17.3
Add taxes on repatriated cash	—	—	—	24.9
Exclude gain on sale of DECA II	—	—	—	(21.0)
Exclude recovery of fees related to McAdams Power Station sale	—	—	—	(1.8)
Total charges and gains	—	—	—	19.4

Non-GAAP results(1)	$50.5	$51.7	$271.4	$254.3

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts that are included or excluded from the most directly comparable GAAP measure.

Conference call information

As previously announced, TECO Energy will conduct a webcast and conference call with the financial community at 5:00 pm Eastern time on May 1, 2012, covering its first quarter results and its outlook for the remainder of 2012. The webcast will be accessible through the link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in

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cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; costs for alternative fuels used for power generation affecting demand for TECO Coal’s thermal coal production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions; commodity prices; operating cost and environmental or safety regulations affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability to complete the scheduled 2012 outage at the San José Power Station on time and on budget; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2011.

Summary Information as of Mar. 31, 2012
	3 months Ended		12 months Ended
(millions except per share amounts)
	2012	2011	2012	2011
Revenues	$730.0	$796.1	$3,277.3	$3,371.7

Net income attributable to TECO Energy	$50.5	$51.7	$271.4	$234.9

Earnings per share attributable to TECO Energy — basic	$0.24	$0.24	$1.26	$1.10

Earnings per share attributable to TECO Energy — diluted	$0.23	$0.24	$1.26	$1.09
Average common shares outstanding — basic	213.9	213.0	213.8	212.8
Average common shares outstanding — diluted	215.3	215.0	215.1	214.6

Contact:	News Media: Cherie Jacobs — (813) 228-4945 Investor Relations: Mark Kane — (813) 228-1772 Internet: http://www.tecoenergy.com

MARCH 2012

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The attached financial statements include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Mar. 31,		Twelve Months Ended Mar. 31,
(millions except share data)	2012	2011	2012	2011

Revenues
Regulated electric and gas	$556.3	$587.1	$2,439.1	$2,553.2
Unregulated	173.7	209.0	838.2	818.5

Total revenues	730.0	796.1	3,277.3	3,371.7

Expenses
Regulated operations
Fuel	157.5	144.9	744.1	729.8
Purchased power	28.2	27.2	127.0	149.5
Cost of natural gas sold	41.6	82.0	170.0	250.4
Other	83.3	78.3	327.8	360.5
Operation other expense
Mining related costs	89.4	124.0	473.4	489.0
Guatemalan power generation	19.2	20.1	81.8	70.1
Other	2.6	1.4	8.8	6.3
Maintenance	44.0	48.8	178.5	188.9
Depreciation and amortization	83.0	79.8	327.8	315.7
Recoveries from previously impaired assets	0.0	0.0	0.0	(2.9)
Taxes, other than income	56.0	58.7	222.5	225.4

Total expenses	604.8	665.2	2,661.7	2,782.7

Income from operations	125.2	130.9	615.6	589.0

Other income (expense)
Allowance for other funds used during construction	0.4	0.3	1.2	1.1
Other income	2.0	1.5	9.8	55.4
Loss on debt extinguishment	0.0	0.0	0.0	(29.1)
Income from equity investments	0.0	0.0	0.0	7.6

Total other income	2.4	1.8	11.0	35.0

Interest charges
Interest expense	50.6	52.8	203.5	225.2
Allowance for borrowed funds used during construction	(0.2)	(0.2)	(0.7)	(0.7)

Total interest charges	50.4	52.6	202.8	224.5

Income before provision for income taxes	77.2	80.1	423.8	399.5
Provision for income taxes	26.6	28.4	152.1	164.2

Net income	50.6	51.7	271.7	235.3
Less: Net income attributable to noncontrolling interest	(0.1)	0.0	(0.3)	(0.4)

Net income attributable to TECO Energy	$50.5	$51.7	$271.4	$234.9

Average common shares outstanding — basic (millions)	213.9	213.0	213.8	212.8
Average common shares outstanding — diluted (millions)	215.3	215.0	215.1	214.6

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy — basic	0.24	0.24	1.26	1.10
Earnings per share attributable to TECO Energy — diluted	0.23	0.24	1.26	1.09

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Mar. 31, 2012	Dec. 31, 2011

Assets
Current assets
Cash and cash equivalents	$59.0	$44.0
Restricted cash	8.7	8.7
Receivables	278.4	327.7
Inventories at average cost
Fuel	146.6	136.8
Materials and supplies	87.0	87.3
Derivative assets	2.1	0.9
Income tax receivables	0.1	0.6
Deferred income taxes	33.2	72.7
Prepayments and other current assets	29.7	31.9
Regulatory assets	107.0	87.3

Total current assets	751.8	797.9

Property, plant and equipment
Utility plant in service
Electric	6,767.0	6,731.7
Gas	1,184.7	1,169.9
Construction work in progress	274.0	247.4
Other property	435.3	432.3

Property plant and equipment at original cost	8,661.0	8,581.3
Accumulated depreciation	(2,675.4)	(2,613.5)

Total property, plant and equipment, net	5,985.6	5,967.8

Other assets
Regulatory assets	359.2	364.5
Goodwill	55.4	55.4
Deferred charges and other assets	134.8	136.6

Total other assets	549.4	556.5

Total assets	$7,286.8	$7,322.2

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$374.8	$374.9
Non-recourse	11.2	11.2
Notes payable	44.0	0.0
Accounts payable	244.5	252.3
Other current liabilities	17.2	17.2
Customer deposits	160.9	159.5
Derivative liabilities	70.0	58.4
Interest accrued	59.9	39.3
Taxes accrued	34.1	20.7
Regulatory liabilities	72.3	86.2

Total current liabilities	1,088.9	1,019.7

Other liabilities
Deferred income taxes	137.3	150.8
Investment tax credits	10.0	10.0
Regulatory liabilities	644.8	647.8
Derivative liabilities	6.6	8.6
Deferred credits and other liabilities	525.8	530.8
Long-term debt, less amount due within one year
Recourse	2,579.1	2,665.0
Non-recourse	19.6	22.3

Total other liabilities	3,923.2	4,035.3

Total liabilities	5,012.1	5,055.0
Capital
Common equity	215.8	215.8
Additional paid in capital	1,556.2	1,553.4
Retained earnings	522.5	519.4
Accumulated other comprehensive (loss)	(20.4)	(22.0)

TECO Energy stockholders’ equity	2,274.1	2,266.6
Noncontrolling interest	0.6	0.6

Total capital	2,274.7	2,267.2

Total liabilities and capital	$7,286.8	$7,322.2

Book Value Per Share	$10.54	$10.50

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Mar. 31,		Twelve Months Ended Mar. 31,
(millions)	2012	2011	2012	2011

Cash flows from operating activities
Net income	$50.6	$51.7	$271.7	$235.3

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	83.0	79.8	327.8	315.7
Deferred income taxes	24.8	27.2	143.6	153.7
Investment tax credits	0.0	(0.1)	(0.4)	(0.4)
Allowance for other funds used during construction	(0.4)	(0.3)	(1.2)	(1.1)
Non-cash stock compensation	2.5	2.0	9.6	7.7
Gain on sales of business / assets, pretax	0.0	(0.1)	(0.4)	(39.3)
Noncash debt extinguishment, pretax	0.0	0.0	0.0	1.3
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	0.0	0.0	0.0	9.7
Deferred recovery clause	(20.5)	26.9	(56.5)	74.1
Receivables, less allowance for uncollectibles	49.3	36.1	19.0	50.6
Inventories	(9.5)	4.1	10.0	(15.0)
Prepayments and other current assets	2.2	1.9	(2.5)	(2.1)
Taxes accrued	13.9	9.7	(1.4)	(5.1)
Interest accrued	20.6	21.9	(1.0)	(10.6)
Accounts payable	1.7	(51.1)	10.2	(6.8)
Other	5.7	20.2	19.8	(14.9)

	223.9	229.9	748.3	752.8

Cash flows from investing activities
Capital expenditures	(117.4)	(92.9)	(478.6)	(439.8)
Allowance for other funds used during construction	0.4	0.3	1.1	1.1
Net proceeds from sale of business / assets	0.0	2.6	0.8	185.5
Contributions to unconsolidated affiliates	0.0	0.0	0.0	(1.1)
Other investments	0.0	14.4	0.0	(0.4)

	(117.0)	(75.6)	(476.7)	(254.7)

Cash flows from financing activities
Dividends	(47.5)	(44.1)	(186.6)	(176.1)
Proceeds from sale of common stock	0.3	1.8	5.5	8.6
Proceeds from long-term debt	0.0	0.0	0.0	117.7
Repayment of long-term debt / Purchase in lieu of redemption	(88.7)	(78.0)	(164.4)	(572.8)
Dividend to noncontrolling interest	0.0	0.0	(0.6)	0.0
Net increase (decrease) in short-term debt	44.0	(12.0)	44.0	(18.0)

	(91.9)	(132.3)	(302.1)	(640.6)

Net increase (decrease) in cash and cash equivalents	15.0	22.0	(30.5)	(142.5)
Cash and cash equivalents at beginning of period	44.0	67.5	89.5	232.0

Cash and cash equivalents at end of period	$59.0	$89.5	$59.0	$89.5

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	Other & Eliminations	TECO Energy
Three months ended Mar. 31,
2012	Revenues — outsiders	$446.3	$110.0	$138.4	$32.9	$2.4	$730.0
	Sales to affiliates	0.3	0.2	—	—	(0.5)	—

	Total revenues	446.6	110.2	138.4	32.9	1.9	730.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	57.4	12.6	10.8	1.8	0.4	83.0
	Total interest charges (2)	30.0	4.4	1.8	2.1	12.1	50.4
	Allocated interest expense (2)	—	—	1.7	1.8	(3.5)	—
	Provision (Benefit) for income taxes	18.9	6.9	3.1	2.7	(5.0)	26.6
	Net income (loss) attributable to TECO Energy (1)	$31.4	$11.0	$9.8	$6.6	$(8.3)	$50.5

2011	Revenues — outsiders	$432.9	$154.2	$173.7	$33.6	$1.7	796.1
	Sales to affiliates	0.3	1.9	—	—	(2.2)	—

	Total revenues	433.2	156.1	173.7	33.6	(0.5)	796.1
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	54.9	11.8	10.9	1.8	0.4	79.8
	Total interest charges (2)	30.9	4.5	1.7	1.9	13.6	52.6
	Allocated interest expense (2)	—	—	1.6	1.5	(3.1)	—
	Provision (Benefit) for income taxes	20.0	9.3	1.6	2.8	(5.3)	28.4
	Net income (loss) attributable to TECO Energy (1)	$31.6	$14.7	$8.2	$6.3	$(9.1)	51.7

Twelve months ended Mar. 31,
2012	Revenues — outsiders	$2,032.8	$406.3	$697.7	$132.8	$7.7	3,277.3
	Sales to affiliates	1.2	1.4	—	—	(2.6)	—

	Total revenues	2,034.0	407.7	697.7	132.8	5.1	3,277.3
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	224.6	49.2	45.2	7.4	1.4	327.8
	Total interest charges (2)	120.9	17.7	7.0	7.8	49.4	202.8
	Allocated interest expense (2)	—	—	6.8	6.5	(13.3)	—
	Provision (Benefit) for income taxes	123.6	18.3	17.0	11.1	(17.9)	152.1
	Net income (loss) attributable to TECO Energy (1)	$202.5	$28.9	$53.2	$22.6	$(35.8)	$271.4

2011	Revenues — outsiders	$2,070.0	$483.2	$691.7	$124.2	$2.6	3,371.7
	Sales to affiliates	1.3	9.8	—	—	(11.1)	—

	Total revenues	2,071.3	493.0	691.7	124.2	(8.5)	3,371.7
	Equity Earnings in Unconsolidated Affiliates	—	—	—	10.0	(2.4)	7.6
	Depreciation	217.8	46.5	43.7	7.3	0.4	315.7
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	123.3	18.2	6.6	13.0	63.4	224.5
	Allocated interest expense (2)	—	—	6.4	9.4	(15.8)	—
	Provision (Benefit) for income taxes	114.7	19.3	11.0	45.0	(25.8)	164.2
	Net income (loss) attributable to TECO Energy (1)	$192.3	$30.9	$44.4	$37.6	$(70.3)	234.9

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 6.00% for January 2012 through March 2012 and 6.25% for 2011.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended Mar. 31,	2012	2011	Percent Change	2012	2011	Percent Change

Residential	$197,298	$225,283	(12.4)	1,725,085	1,973,860	(12.6)
Commercial	139,859	138,774	0.8	1,393,856	1,391,184	0.2
Industrial — Phosphate	18,432	15,553	18.5	222,724	184,329	20.8
Industrial — Other	24,073	23,289	3.4	258,310	251,368	2.8
Other sales of electricity	42,648	43,062	(1.0)	416,155	420,233	(1.0)

	422,310	445,961	(5.3)	4,016,130	4,220,974	(4.9)

Deferred and other revenues	7,502	(33,830)	(122.2)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	3,127	6,273	(50.2)	64,736	104,983	(38.3)
Other operating revenue	13,666	14,799	(7.7)	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	37	—	—	—	—

	$446,605	$433,240	3.1	4,080,866	4,325,957	(5.7)

Average customers	680,753	674,152	1.0	—	—	—

Retail Net Energy For Load				4,256,812	4,115,253	3.4

Total Degree Days				636	579	9.8

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended Mar. 31,	2012	2011	Percent Change	2012	2011	Percent Change

Residential	$966,762	$1,047,190	(7.7)	8,469,217	8,928,639	(5.1)
Commercial	613,682	633,715	(3.2)	6,209,236	6,227,514	(0.3)
Industrial — Phosphate	64,846	77,405	(16.2)	769,623	892,868	(13.8)
Industrial — Other	100,071	101,953	(1.8)	1,079,416	1,066,647	1.2
Other sales of electricity	184,784	186,614	(1.0)	1,831,233	1,786,361	2.5

	1,930,145	2,046,877	(5.7)	18,358,725	18,902,029	(2.9)

Deferred and other revenues	31,040	(64,919)	(147.8)	—	—	—
Provision for Revenue Stipulation	—	(3,008)	(100.0)	—	—	—
Sales for resale	18,534	38,076	(51.3)	312,614	526,373	(40.6)
Other operating revenue	54,248	54,228	—	—	—	—
SO2 Allowance Sales	4	48	(91.7)	—	—	—
NOx Allowance Sales	—	37	(100.0)	—	—	—

	$2,033,971	$2,071,339	(1.8)	18,671,339	19,428,402	(3.9)

Average customers	677,449	672,047	0.8	—	—	—

Retail Net Energy For Load				19,346,732	19,840,828	(2.5)

Total Degree Days				4,355	4,551	(4.3)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Mar. 31,	2012	2011	Percent Change	2012	2011	Percent Change

By Customer Segment:
Residential	$40,662	$56,037	(27.4)	27,045	36,669	(26.2)
Commercial	38,620	44,983	(14.1)	118,355	122,374	(3.3)
Industrial	2,376	2,467	(3.7)	55,665	55,700	(0.1)
Off System Sales	13,201	33,739	(60.9)	43,995	72,700	(39.5)
Power generation	3,405	2,440	39.5	208,585	116,289	79.4
Other revenues	10,040	13,637	(26.4)	—	—	—

	$108,304	$153,303	(29.4)	453,645	403,732	12.4

By Sales Type:
System supply	$68,566	$110,810	(38.1)	82,727	124,642	(33.6)
Transportation	29,698	28,856	2.9	370,918	279,090	32.9
Other revenues	10,040	13,637	(26.4)	—	—	—

	$108,304	$153,303	(29.4)	453,645	403,732	12.4

Average customers	342,036	338,879	0.9	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended Mar. 31,	2012	2011	Percent Change	2012	2011	Percent Change

By Customer Segment:
Residential	$125,412	$144,131	(13.0)	68,051	80,902	(15.9)
Commercial	131,622	138,695	(5.1)	405,252	405,026	0.1
Industrial	8,742	8,729	0.1	205,047	198,556	3.3
Off System Sales	85,435	144,736	(41.0)	202,287	299,895	(32.5)
Power generation	11,595	9,828	18.0	706,598	569,550	24.1
Other revenues	36,280	38,126	(4.8)	—	—	—

	$399,086	$484,245	(17.6)	1,587,235	1,553,929	2.1

By Sales Type:
System supply	$260,470	$347,665	(25.1)	311,391	429,542	(27.5)
Transportation	102,336	98,454	3.9	1,275,844	1,124,387	13.5
Other revenues	36,280	38,126	(4.8)	—	—	—

	$399,086	$484,245	(17.6)	1,587,235	1,553,929	2.1

Average customers	339,630	336,653	0.9	—	—	—

*	in thousands